Luby’s Savings and Investment Plan

Financial Statements

and Supplemental Schedule

December 31, 2007 and 2006

Luby’s Savings and Investment Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Luby’s Savings and Investment Plan

Houston, Texas

We have audited the accompanying statements of net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Our audit of the 2007 financial statements was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the

Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants

June 27, 2008

Luby’s Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2007 and 2006

	December 31,
	2007	2006
Assets

Investments	$16,019,716	$15,681,671

Liabilities

Excess contributions payable	(75,783)	—

Net assets reflecting all investments at fair value	15,943,933	15,681,671

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	18,047	54,165

Net assets available for benefits	$15,961,980	$15,735,836

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2007

Additions to net assets attributed to:
Contributions:
Employee	$1,251,400
Employer	206,348

Total contributions	1,457,748

Investment income:
Net appreciation in fair value of investments	842,612
Interest on participant loans	69,390

Total investment income	912,002

Total additions	2,369,750

Deductions from net assets attributed to:
Benefits paid to participants	(2,122,807)
Administrative expenses	(20,799)

Total deductions	(2,143,606)

Net increase	226,144

Net assets available for benefits at beginning of year	15,735,836

Net assets available for benefits at end of year	$15,961,980

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

1. Description of Plan

The following brief description of Luby’s Savings and Investment Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which covers all employees of Luby’s, Inc. (the “Company”) and Luby’s Restaurants Limited Partnership who have completed 90 days of service and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions

Each year participants may elect to contribute an amount not less than 1% and not more than 15% of eligible compensation as defined by the Plan. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Luby’s, Inc. Employer Stock investment option has been frozen and is no longer available. The Company contributes 25% of the first 4% of compensation a participant contributes to the Plan. Additional profit sharing amounts may be contributed at the option of the Company’s Board of Directors. Contributions are subject to certain limitations.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s contributions and Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions and actual earnings thereon. Vesting in the Company’s contributions portion of their accounts is based on years of continuous service. A participant is 100% vested after five years of credited service.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

1. Description of Plan (continued)

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are reduced by the highest amount of any loan outstanding within the previous 12 months. Loan terms range up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. At loan origination, interest rates are set at prime plus 1%. Principal and interest are paid through payroll deductions.

Payment of Benefits

On termination of service, a participant may elect to receive a lump-sum distribution equal to the value of the participant’s vested interest in their account. Any balance under $1,000 is automatically paid out as soon as administratively possible.

Forfeited Accounts

At December 31, 2007 and 2006, forfeited nonvested accounts totaled $5,223 and $22,948, respectively. These accounts are used to reduce employer contributions and pay the expenses of the Plan. During 2007, $19,855 of Plan expenses were paid with forfeited nonvested accounts.

Expenses of the Plan

The Plan’s administrative expenses are paid by either the Plan or the Company, as provided by the Plan document.

2. Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (continued)

Estimates (continued)

As described in Financial Accounting Standards Board Staff Position FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company and Defined Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the statements of net assets available for benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition

Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund which represents the net asset value of the shares held by the fund at year-end. Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments. The fair value of the stable value fund is determined based on the present value of the contract’s expected cash flows, discounted by the current market interest rates for investments with similar duration and quality. Shares of the Company are reported at fair value, based on quoted prices in active markets. Participant loans are valued at their outstanding balances, which approximate fair value.

Purchases and sales of securities are recorded on a trade-date basis.

Payment of Benefits

Benefits are recorded when paid.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 157, Fair Value Measurement (“SFAS No. 157”). This standard clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value, and requires additional disclosure about the use of fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Plan management is currently evaluating the effect the provisions of SFAS No. 157 will have on the Plan’s financial statements.

3. Investments

The following table presents the fair value of participant-directed investments in this Plan. Single investments that represent 5% or more of the Plan’s net assets as of December 31, 2007 and 2006 are separately identified.

	December 31,
	2007	2006
American Funds American Balanced Fund	$3,842,017	$3,656,796
INVESCO Stable Value Fund	2,562,302	2,451,504
Columbia Acorn Fund – A	2,048,986	1,923,315
AIM S&P 500 Index Investors Fund	1,917,461	1,900,881
American Funds EuroPacific Growth Fund	1,657,137	1,525,711
Luby’s, Inc. Employer Stock	1,165,048	1,645,608
Participant loans	999,063	992,373
Other investments	1,827,702	1,585,483

Total	$16,019,716	$15,681,671

During 2007, the Plan’s investments appreciated in fair value by $842,612 as follows:

Increase in fair value of collective investment trusts and mutual funds	$1,323,172
Decrease in fair value of common stock	(480,560)

Net appreciation in fair value of investments	$842,612

Luby’s Savings and Investment Plan

Notes to the Financial Statements

4. Stable Value Fund

In 2004, the Plan entered into a benefit-responsive stable value fund with AMVESCAP National Trust Company (“AMVESCAP”), the INVESCO Stable Value Fund. AMVESCAP maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The stable value fund issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

As described in note 2, because the stable value fund is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the stable value fund. Contract value, as reported to the Plan by AMVESCAP, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

In certain circumstances, the amount withdrawn from the wrapper contract would be payable at fair value rather than at contract value. These events include termination of the Plan, a material adverse change to provisions of the Plan, the employer elects to withdraw from a wrapper contract in order to switch to a different investment provider, or if the terms of a successor plan (in the event of the spin-off or sale of a division) do not meet the wrapper contract issuer’s underwriting criteria for issuance of a clone wrapper contract. The Plan administrator does not believe the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable. Given such events are beyond the control of the Plan administrator, however, there can be no guarantee this will be the case.

The average yield and crediting interest rates were approximately 4.40% for 2007 and 4.56% for 2006.

5. Related Party Transactions

Certain Plan investments are shares of mutual funds managed by American Funds. American Funds is the custodian as defined by the Plan and, therefore, these investments qualify as party-in-interest transactions. Fees paid by the Plan for the investment management and other services amounted to $20,799 for the year ended December 31, 2007.

Luby’s Savings and Investment Plan

Notes to the Financial Statements

6. Plan Termination

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become 100% vested in their employer contributions.

7. Tax Status

The Internal Revenue Service has determined and informed the Company, by a letter dated September 17, 2002, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

8. Risks and Uncertainties

The Plan invests in various investment instruments. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

9. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31,
	2007	2006
Net assets available for benefits per the financial statements	$15,961,980	$15,735,836
Excess contributions payable	75,783	-

Net assets available for benefits per Form 5500	$16,037,763	$15,735,836

Luby’s Savings and Investment Plan

Notes to the Financial Statements

9. Reconciliation of Financial Statements to Form 5500 (continued)

The following is a reconciliation of the net increase in net assets available for benefits per the financial statements for the year ended December 31, 2007 to Form 5500:

Net increase in net assets available for benefits per the financial statements	$226,144
Excess contributions payable	75,783

Net income per Form 5500	$301,927

10. Subsequent Event

Effective January 1, 2008, the Plan was amended to include a provision for automatic enrollment. Absent a salary reduction or opt-out election filed with the Plan administrator, a participant will automatically be enrolled after 30 days of employment and have 3% of annual compensation contributed to the Plan. The Plan was also amended to remove the 90 day eligibility requirement and make eligibility automatic upon employment.

Supplemental Schedule

Luby’s Savings and Investment Plan

Schedule H, Part IV(i) – Schedule of Assets Held for Investment Purposes

EIN: 74-1335253

Plan No.: 003

December 31, 2007

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Date		Current Value
	American Funds*	American Balanced Fund		$3,842,017
		(199,792 shares)

	INVESCO	Stable Value Fund		2,562,302
		(2,580,349 shares)

	Columbia	Acorn Fund – A		2,048,986
		(70,793 shares)

	AIM	S&P 500 Index Investors Fund		1,917,461
		(129,122 shares)

	American Funds*	EuroPacific Growth Fund		1,657,137
		(33,370 shares)

	Luby’s, Inc. Employer	Common stock		1,165,048
	Stock*	(114,670 shares)

	American Funds*	Growth Fund		781,805
		(23,527 shares)

	American Funds*	Washington Mutual		314,881
		(9,442 shares)

	American Funds*	Small Cap World Fund		386,012
		(9,696 shares)

	American Funds*	Bond Fund		345,004
		(26,417 shares)

	Participant loans	Interest accrued at prime rate plus 1.0%, varying maturity dates, rates ranging from 5.0%-10.5% were charged during 2007		999,063

		Total investments		$16,019,716

*Party-in-interest